Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of City Holding Company of our report dated January 24, 2003, included in the 2002 Annual Report to Shareholders of City Holding Company.

We also consent to the incorporation by reference in the Registration Statement Form S-8, Number 333-87667 pertaining to the 1993 Stock Incentive Plan, as amended, of City Holding Company and in the related Prospectus, of our report dated January 24, 2003, with respect to the consolidated financial statements of City Holding Company incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ ERNST and YOUNG LLP

Charleston, West Virginia
March 18, 2003